UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2021

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Class A common stock, par value $0.001 per share	MSTR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On December 30, 2021, MicroStrategy Incorporated (the “Company”) announced that, during the period between December 9, 2021 and December 29, 2021, the Company purchased approximately 1,914 bitcoins for approximately $94.2 million in cash, at an average price of approximately $49,229 per bitcoin, inclusive of fees and expenses. As of December 29, 2021, the Company held approximately 124,391 bitcoins that were acquired at an aggregate purchase price of $3.75 billion and an average purchase price of approximately $30,159 per bitcoin, inclusive of fees and expenses.

As previously disclosed, on June 14, 2021, the Company entered into an Open Market Sale AgreementSM (the “Sale Agreement”) with Jefferies LLC, as agent (“Jefferies”), pursuant to which the Company may issue and sell shares of its class A common stock, par value $0.001 per share (“Shares”), having an aggregate offering price of up to $1.0 billion from time to time through Jefferies. On December 30, 2021, the Company also announced that, during the period between December 9, 2021 and December 29, 2021, the Company had issued and sold an aggregate of 167,759 Shares under the Sale Agreement, at an average gross price per Share of approximately $565.78, for aggregate net proceeds to the Company (less sales commissions and expenses) of approximately $94.2 million. The cumulative aggregate offering price of the Shares sold under the Sale Agreement as of the close of business on December 29, 2021 was approximately $1.0 billion, inclusive of fees and expenses, constituting the maximum program amount under the Sale Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2021	MicroStrategy Incorporated (Registrant)

	By:	/s/ W. Ming Shao
	Name:	W. Ming Shao
	Title:	Senior Executive Vice President & General Counsel